SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Avalara, Inc.

(Name of Registrant as Specified in Its Charter)

Altair US, LLC

Richard H. Bailey

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Altair Reminds Avalara Shareholders to Vote Against the Proposed Sale to Vista Equity Partners

NEWS PROVIDED BY
Altair US, LLC
Oct 12, 2022, 08:00 ET

Reiterates Its Belief that the Transaction Comes at the Wrong Time, at the Wrong Price and Follows the Wrong Process

Remains Confident in Avalara's Standalone Opportunities to Deliver Value for Shareholders

SANTA ROSA, Calif., Oct. 12, 2022 /PRNewswire/ -- Altair US, LLC ("Altair" or "we"), a pre-IPO angel investor in Avalara, Inc. (NYSE: AVLR) (the "Company" or "Avalara") and one of the Company's largest shareholders, today reiterated that it intends to vote AGAINST the Company's proposed sale to Vista Equity Partners ("Vista"). Altair believes other shareholders should do the same.

Altair issued the following statement:

"As one of Avalara's largest and longest-tenures shareholders, we are confident in the Company's capacity to create significantly more value for shareholders than Vista's opportunistic proposal. We continue to believe that the proposed sale to Vista is ill-timed, the result of an inadequate process rife with conflicts of interest and significantly undervalues Avalara. That is why we intend to vote against this flawed transaction.

Others agree, including leading independent proxy advisory firm Glass, Lewis & Co., which noted last week:

'We share Altair's view that the purchase price and implied valuation metrics of the transaction are uncompelling and, ultimately, inadequate when compared to the Company's historical valuation and the prices paid for other software companies in precedent transactions, including those selected by Goldman Sachs for its fairness opinion. We also take a dim view of the timing and other aspects of the process resulting in the transaction, including apparent conflicts of interest stemming from Goldman Sachs' longstanding relationship with Vista and certain Avalara directors' ties to Vista, for which the Avalara board took no action to attempt to mitigate. These concerns raise doubt, in our view, as to whether the transaction is the result of a truly robust and independent process and whether the interests of Avalara's shareholders and the primary objective of maximizing long-term shareholder value were the drivers of the process. All factors considered, we believe these concerns justify voting against the proposed transaction.'

Avalara remains in the early stages of market penetration and has a track record of compounding growth, and the Company is well-positioned to continue growing in both good and challenging times. The Company should not transact – and certainly not at this price – while the capital markets remain depressed and volatile, which we believe substantially impaired the Board's ability to negotiate full and fair value.

In our view, there was no imperative for the Board to undertake a sale process, and it is unfathomable that the Board chose to do so in this strained economic environment. As best we can tell, the Board was strongly influenced in timing and process by its financial advisor, Goldman Sachs, which stands to receive $70 million from Avalara contingent upon closing of the transaction. In our view, Goldman conducted an inadequate and flawed sale process that resulted in a sale to a party with whom Goldman has a longstanding and lucrative fee relationship.

It is unsurprising that this suboptimal process yielded such an underwhelming price. A company with Avalara's promising prospects should be sold from a position of strength, in a robust financing market and after a well-run process that maximizes the risk-adjusted value of the company.

While we have been proud shareholders of Avalara for nearly 20 years, we are not emotional about our ownership. We recognize that there may come a time when the best outcome for shareholders is a sale of the Company. This is not that time, and $93.50 is not the right price.

We remain convinced that Avalara can deliver value to shareholders far in excess of what Vista is willing to pay. We urge shareholders not to be influenced by transient market dynamics and the Company's hyperbolic claims of temporary business challenges.

With the Company's special meeting taking place on Friday, October 14, time for our fellow shareholders to act is running out. We encourage shareholders to join us in voting AGAINST this flawed transaction."

For more information about why we believe Avalara's Board chose the wrong time to sell, conducted a flawed sale process and agreed to an inadequate price, we encourage shareholders to read our proxy materials and our investor presentation, which is available here: https://tinyurl.com/5n8v24ye

Permission to quote from the Glass Lewis report was neither sought nor obtained.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with the proposed acquisition of Avalara, Inc. (the "Company") (NYSE: AVLR) by affiliates of Vista Equity Partners Management, LLC (the "Merger"), the Company entered into an Agreement and Plan of Merger, dated as of August 8, 2022, with Lava Intermediate, Inc., a Delaware corporation ("Parent"), and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (the "Merger Agreement"). The Participants (as defined below) filed a definitive proxy statement and accompanying proxy card with the SEC on September 30, 2022, to be used to solicit proxies for votes (the "Proxy Solicitation") opposing the adoption of the Merger Agreement at the special meeting of shareholders (the "Special Meeting") and regarding other proposals that may come before the Special Meeting. The Participants in the Proxy Solicitation are Altair US, LLC, a Delaware limited liability company ("Altair US"), and Richard Bailey (collectively, the "Participants"), the Manager of Altair US. As of the date hereof, each of the Participants may be deemed to beneficially own, in the aggregate, 850,892 shares of common stock of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY

STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SROWLAND@SHAREHOLDERSDESERVEBETTER.COM.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Altair US, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

ALTAIR US, LLC HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN THAT HAVE BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY SUCH THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTIES FOR THE VIEWS EXPRESSED HEREIN.

About Altair US, LLC
Altair is a family office.

Investor Contact
MacKenzie Partners, Inc.
Bob Marese
(212) 929-5500

Media Contact

Stanley Rowland
Phone: (925) 708-5611
srowland@ShareholdersDeserveBetter.com

SOURCE Altair US, LLC